Exhibit 3.1
090401
*090401*
ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
The Free Button, Inc.

2. Description of the original document for which correction is being made:
Certificate of Amendment

3. Filing date of the original document for which correction is being made: September 6, 2012

4. Description of the inaccuracy or defect:
The changed name of the corporation on the Certificate of Amendment is incorrect.

5. Correction of the inaccuracy or defect:
Article 1: The name of the corporation is FreeButton, Inc.

6. Signature:

/s/ James Edward Lynch, JR.	President and Chief Executive Officer	September 11, 2012
Authorized Signature	Title*	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised of 3-26-09